Exhibit 99.2

Inergy Holdings, L.P. Declares Three-for-One Split of Limited Partnership Units

Kansas City, MO (May 4, 2010) – The Board of Directors of Inergy Holdings GP, LLC, general partner of Inergy Holdings, L.P. (NYSE:NRGP), today announced a three-for-one split of its outstanding limited partnership units. The unit split will entitle unitholders of record at the close of business on May 24, 2010, to receive two additional limited partnership units for each limited partnership unit held. Certificates for the additional partnership units are expected to be issued and mailed on or about June 1, 2010.

“The three-for-one unit split is a result of our successful performance and reflects our confidence in Inergy’s future prospects,” said John Sherman, President and CEO of Inergy. “Our common units have more than tripled in value since our initial public offering, and we believe this unit split will result in improved trading liquidity and more access to a broad group of investors.”

About Inergy Holdings, L.P.

Inergy Holdings, L.P.’s assets consist of its ownership interests in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves nearly 800,000 retail customers from over 300 customer service centers throughout the United States. The Company also operates a natural gas storage business and a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada; and a solution-mining and salt production company.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our expectation that the additional partnership units will be issued and mailed on or about June 1, 2010. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. The factors that could cause actual results to differ materially from those referred to in the forward-looking statements include general market conditions and NYSE regulatory approval for listing of the additional partnership units. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the Company’s website, www.inergylp.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.